RENEWAL ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2004

March 31, 2005

Fairfax Financial Holdings Limited
95 Wellington Street West, Suite 800
Toronto, Ontario Canada M5J 2N7

FAIRFAX FINANCIAL HOLDINGS LIMITED — 2004 RENEWAL ANNUAL INFORMATION FORM

TABLE OF CONTENTS AND INFORMATION INCORPORATED BY REFERENCE

	Page Reference
	Annual Information	2004
	Form	Annual Report(1)
CORPORATE STRUCTURE	3
GENERAL DEVELOPMENT OF THE BUSINESS	4	32 - 33, 38 - 39
NARRATIVE DESCRIPTION OF THE BUSINESS	4	2 - 3, 4 - 15, 25 - 40, 45 - 115
DIVIDENDS	4
CAPITAL STRUCTURE	5
MARKET FOR SECURITIES	5
ESCROWED SECURITIES	6
DIRECTORS AND OFFICERS	7
PROMOTERS	8
LEGAL PROCEEDINGS	8
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	8
TRANSFER AGENTS AND REGISTRARS	8
MATERIAL CONTRACTS	8
INTERESTS OF EXPERTS	8
ADDITIONAL INFORMATION	9

(1)	Incorporated by reference from the Fairfax Financial Holdings Limited 2004 Annual Report.

Except as otherwise noted, all information given is at, or for the fiscal year ended, December 31, 2004.

Copies of this Renewal Annual Information Form, as well as copies of the Fairfax Financial Holdings Limited 2004 Annual Report (part of which is incorporated herein by reference), may be obtained from the Corporate Secretary, at Suite 800, 95 Wellington Street West, Toronto, Ontario, M5J 2N7. These documents may also be found on our website at www.fairfax.ca or on SEDAR at www.sedar.com. See “Additional Information”.

CORPORATE STRUCTURE

Name, Address and Incorporation

Fairfax Financial Holdings Limited (“Fairfax”) was incorporated under the Canada Corporations Act on March 13, 1951 and continued under the Canada Business Corporations Act in 1976. Our original name of Markel Service of Canada Limited was subsequently changed to Markel Financial Holdings Limited and, in May 1987, to our current name of Fairfax Financial Holdings Limited. Our registered and head office is located at 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7.

Intercorporate Relationships

The following is a list of our principal subsidiaries as at December 31, 2004. Indented companies are subsidiaries of the non-indented company which precedes them. At December 31, 2004, all subsidiaries were wholly-owned (TRG Holding Corporation as to a 100% economic and voting interest), directly or through another subsidiary, except for Odyssey Re Holdings Corp. (“Odyssey Re”), a public company of which Fairfax owns 80.8%, Lindsey Morden Group Inc. (“Lindsey Morden”), a public company of which Fairfax owns 75.0% of the equity and 89.0% of the votes and Northbridge Financial Corporation (“Northbridge”), a public company of which Fairfax owns 59.2%.

Name	Jurisdiction of Incorporation
Canadian insurance subsidiaries
Northbridge Financial Corporation	Canada
Commonwealth Insurance Company	Canada
Federated Holdings of Canada Limited	Canada
Lombard General Insurance Company of Canada	Canada
Markel Insurance Company of Canada	Canada

U.S. insurance subsidiaries
Crum & Forster Holdings Corp.	Delaware
United States Fire Insurance Company	Delaware
The North River Insurance Company	New Jersey
Seneca Insurance Company, Inc.	New York
Fairmont Insurance Company	California
Guild Napa Insurance Services	California

Asian insurance subsidiaries
First Capital Insurance Limited	Singapore
Falcon Insurance Company (Hong Kong) Ltd.	Hong Kong

Odyssey Re Group reinsurance subsidiaries
Odyssey Re Holdings Corp.	Delaware
Odyssey America Reinsurance Corporation	Connecticut
Clearwater Insurance Company	Delaware

Other reinsurance subsidiaries
CRC (Bermuda) Reinsurance Limited	Bermuda
Wentworth Insurance Company Ltd.	Barbados

Runoff subsidiaries
TRG Holding Corporation	Delaware
RiverStone Group LLC	Delaware
TIG Insurance Company	California
nSpire Re Limited	Ireland
RiverStone Holdings Limited	United Kingdom

Claims adjusting subsidiaries
Lindsey Morden Group Inc.	Canada

Investment management subsidiary
Hamblin Watsa Investment Counsel Ltd.	Canada

Information technology solutions subsidiary
MFXchange Holdings Inc.	Ontario

GENERAL DEVELOPMENT OF THE BUSINESS
Fairfax is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance, investment management and insurance claims management.

As the majority of our operations are in the United States or conducted in U.S. dollars, effective December 31, 2003, we began reporting our consolidated financial statements in U.S. dollars. All comparative financial information, financial data and other monetary data in this Renewal Annual Information Form is reported in U.S. dollars unless otherwise noted.

Over the past three completed financial years our total assets have increased from $22.2 billion as at December 31, 2002 to $26.3 billion as at December 31, 2004. During this same period, common shareholders’ equity has increased from $2.1 billion to $3.0 billion. For the year ended December 31, 2002, Fairfax had revenue of $5.1 billion and net earnings of $263.0 million. For the year ended December 31, 2003, Fairfax had revenue of $5.7 billion and net earnings of $271.1 million. For the year ended December 31, 2004, Fairfax had revenue of $5.8 billion and net loss of $17.8 million.

NARRATIVE DESCRIPTION OF THE BUSINESS
Fairfax is a financial services holding company whose corporate objective is to achieve a high rate of return on invested capital and build long term shareholder value. We have been under present management since September 1985.

New Products
No new product has been publicly announced.

Intangible Properties
Other than certain trade names, there are no significant identifiable intangible properties.

Economic Dependence
There are no contracts upon which Fairfax, on a consolidated basis, is substantially dependent.

Changes to Contracts
There are no planned contract renegotiations or terminations which are significant to Fairfax, on a consolidated basis.

Employees
As at December 31, 2004, Fairfax (the holding company) had 50 employees and our operating subsidiaries had in aggregate approximately 8,000 employees.

Lending
There are no lending operations.

Bankruptcy, etc.
Within the three-year period ended December 31, 2004 and during the current financial year up to the date hereof, neither our company nor any subsidiary of our company has been involved in any bankruptcy, receivership or similar liquidation proceeding.

DIVIDENDS
Dividends were not paid on our subordinate voting or multiple voting shares from 1984 to 2001, although no restrictions existed which would have prevented the payment of dividends. We paid an initial annual dividend of CDN$1.00 per subordinate voting or multiple voting share on January 24, 2002. On December 23, 2002, we declared an annual dividend of CDN$1.50 per share on our subordinate voting and multiple voting shares, which was paid on January 27, 2003. On December 24, 2003, we declared a dividend of $1.40, payable on January 28, 2004. On December 24, 2004, we declared a dividend of $1.40, payable January 28, 2005. The dividend is payable in U.S. dollars since Fairfax adopted the U.S. dollar as its reporting currency commencing with the 2003 fiscal year. Future dividends, if any, are expected to be paid in U.S. currency.

Dividend payments on our preferred shares, Series A, commenced during the 2000 calendar year. A dividend of CDN$13 million has been paid to holders of our preferred shares each year during the three-year period ended December 31, 2004.

CAPITAL STRUCTURE
General Description
For a general description of our capital structure please see “Description of Subordinate Voting Shares and Preferred Shares” at pages 39 — 43 of our base shelf prospectus dated January 24, 2005 filed with the Ontario Securities Commission. The base shelf prospectus is available on SEDAR at www.sedar.com.

Ratings
Our senior, unsecured long-term debt has been assigned a rating of “BB” by Standard & Poor’s Ratings Services (“S&P”) and a rating of “Ba3” by Moody’s Investors Service (“Moody’s”). These credit ratings are intended to provide investors with an independent measure of credit quality of any issue of securities.

S&P’s credit ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. A rating of BB by S&P is the fifth highest of ten categories and indicates that the obligation is less vulnerable to non-payment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.

Moody’s credit ratings are on a long-term debt rating scale that ranges from Aaa to C, which represents the range from highest to lowest quality of such securities rated. A rating of Ba3 by Moody’s is the fifth highest of nine categories and is assigned to debt securities that are judged to have speculative elements and are subject to substantial credit risk. The addition of a 1, 2 or 3 modifier after a rating indicates the relative standing within a particular rating category. The modifier 1 indicates that the issue ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

The credit ratings accorded to our debt by the rating agencies are not recommendations to purchase, hold or sell any debt inasmuch as such ratings do not comment as to market price or suitability for a particular investor. Any rating may not remain in effect for any given period of time or may be revised or withdrawn entirely by a rating agency in the future if in its judgement circumstances so warrant, and if any such rating is so revised or withdrawn, Fairfax is under no obligation to update this disclosure.

MARKET FOR SECURITIES
Trading Price and Volume
Our subordinate voting shares are listed for trading on the New York Stock Exchange and on the Toronto Stock Exchange (the “TSX”) under the symbol “FFH.SV”. The following table sets out the market price range in CDN$ and aggregate trading volume of our subordinate voting shares on the TSX for the periods indicated:

Month	High	Low	Close	Trading Volume
January, 2004	249.00	212.05	241.92	543,537
February, 2004	250.00	200.76	207.00	907,486
March, 2004	213.50	196.00	203.74	448,179
April, 2004	231.10	199.43	206.81	445,603
May, 2004	211.90	196.00	201.00	719,561
June, 2004	229.64	198.89	227.79	474,972
July, 2004	225.60	195.00	200.70	355,107
August, 2004	200.90	150.01	173.15	773,460
September, 2004	175.64	154.98	157.00	730,140
October, 2004	189.24	147.71	179.99	877,284
November, 2004	200.00	173.95	197.70	558,032
December, 2004	214.60	194.98	202.24	1,073,756

Prior Sales
During the year ended December 31, 2004, Fairfax sold $295 million of unsecured notes at 7.75% due April 15, 2012. Fairfax also exchanged outstanding notes of the company due in 2005 through 2008 for cash and the issue of $160.4 million of unsecured notes at 7.75% due April 15, 2012.

ESCROWED SECURITIES
To our knowledge, none of the securities of any class of our company were held in escrow during the year ended December 31, 2004.

DIRECTORS AND OFFICERS

Name, Occupation and Security Holding

     Directors

Name and municipality
of residence	Principal occupation during the last five years	Date first elected
Frank B. Bennett(a) Vancouver, B.C.	President, Artesian Capital Management, Inc. (private equity investment company)	2003

Anthony F. Griffiths(a)(b)(c)(d) Toronto, Ont.	Independent Consultant and Corporate Director	2002

Robbert Hartog(a) Perkinsfield, Ont.	President, Robhar Investments Ltd. (private investment company)	1985

Paul Murray(a)(b)(c)(e) Toronto, Ont.	President, Pinesmoke Investments (private equity company)	Expected April 12, 2005

Brandon Sweitzer(b)(c) New Canan, CT, U.S.A.	Senior Advisor to the President of the U.S. Chamber of Commerce. President of Marsh Inc. until 2000	2004

V. Prem Watsa Toronto, Ont.	Chairman and Chief Executive Officer, Fairfax; Vice President, Hamblin Watsa Investment Counsel Ltd.	1985

Each director holds office for one year or until a successor is elected or appointed.

Notes:
(a)	Member of the Audit Committee (Chair — Robbert Hartog)

(b)	Member of the Governance and Nominating Committee (Chair — Anthony Griffiths)

(c)	Member of the Compensation Committee (Chair — Anthony Griffiths)

(d)	Lead Director

(e)	Member of Committees effective April 12, 2005

     Officers

Name and municipality	Principal occupation during the last five years
of residence	(office is with Fairfax, unless otherwise specified)	Office held
Trevor J. Ambridge Toronto, Ont.	Vice President and Chief Financial Officer	Vice President and Chief Financial Officer

Peter Clarke Richmond Hill, Ont.	Since October 2004, Vice President Prior thereto, Actuarial Analyst, Fairfax	Vice President

Francis Chou Toronto, Ont.	Vice President	Vice President

Jean Cloutier Toronto, Ont.	Since March 1999, Vice President and (since April 2001) Chief Actuary; Prior thereto, Vice President, Actuarial Services, Lombard Canada Ltd.	Vice President and Chief Actuary

Bradley P. Martin Toronto, Ont.	Vice President and (since September 2002) Corporate Secretary	Vice President and Corporate Secretary

Paul Rivett Toronto, Ont.	Since April 2004, Vice President Prior thereto, Attorney, Shearman & Sterling LLP	Vice President

Eric P. Salsberg Toronto, Ont.	Vice President, Corporate Affairs	Vice President, Corporate Affairs

Ronald Schokking Thornhill, Ont.	Vice President, Finance	Vice President, Finance

V. Prem Watsa Toronto, Ont.	Chairman and Chief Executive Officer; Vice President, Hamblin Watsa Investment Counsel Ltd.	Chairman and Chief Executive Officer

M. Jane Williamson Toronto, Ont.	Since June 2001, Vice President Prior thereto, Partner, PricewaterhouseCoopers LLP, Toronto	Vice President

Directors and Officers — Ownership of Securities
As at December 31, 2004, to our knowledge, the directors and officers of Fairfax beneficially owned, directly or indirectly, or exercised control or direction over, approximately 720,000 of our subordinate voting shares (4.7%) and 1,548,000 of our multiple voting shares (100%). V. Prem Watsa, our Chairman and a director, controls shares representing 51.2% of the total votes attached to all classes of our shares (100% of the total votes attached to the multiple voting shares and 2.0% of the total votes attached to the subordinated voting shares).

As at December 31, 2004, to our knowledge, the directors and officers of Fairfax beneficially owned, directly or indirectly, or exercised control or direction over, excluding through ownership or control or direction over securities of Fairfax, the following securities of Lindsey Morden, Northbridge and Odyssey Re: 7,200 subordinate voting shares (less than one percent) of Lindsey Morden; 47,800 common shares (less than one percent) of Northbridge and 18,800 shares of common stock (less than one percent) of Odyssey Re.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions
Anthony F. Griffiths was previously a director of Brazilian Resources Inc. which was subject to an insider cease trade order issued by the Ontario Securities Commission in June 2001 due to the late filing of financial statements. All required documents were filed by Brazilian Resources Inc. in July 2001 and the cease trade order was rescinded. Mr. Griffiths was formerly a director of Consumers Packaging Inc. while it operated under the protection of the Companies’ Creditors Arrangement Act (Canada) (“CCAA”). During the protection period, cease trade orders were issued against management and insiders due to the failure to file financial statements. Mr. Griffiths was also a director of Slater Steel Inc. which operated under the protection of the CCAA in an orderly wind-down.

Conflicts of Interest
There are no existing or, to our knowledge, potential material conflicts of interest between our company or a subsidiary of our company and any director or officer of our company or a subsidiary of our company.

PROMOTERS
No person or company has been, within the three-year period ended December 31, 2004 or during the current financial year up to the date hereof, a promoter of our company or a subsidiary of our company.

LEGAL PROCEEDINGS
There are no current or, to our knowledge, contemplated legal proceedings which involve a claim for damages which exceeds ten percent of our current assets on a consolidated basis.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
During the three-year period ending December 31, 2004 and during the current financial year up to the date hereof, none of our directors, executive officers, 10 percent shareholders or any of their associates or affiliates had a material interest in any transaction that has materially affected or will materially affect Fairfax on a consolidated basis.

TRANSFER AGENTS AND REGISTRARS
The transfer agent and registrar for our subordinate voting shares in Canada is CIBC Mellon Trust Company at its principal office in Toronto, 320 Bay Street, P.O. Box 1, Toronto, Ontario, M5H 4A6, and in the United States is Mellon Investor Services LLC, 120 Broadway, 13th Floor, New York, New York, 10271.

MATERIAL CONTRACTS
Other than contracts entered into in the normal course of business, there are no contracts which are material to Fairfax, on a consolidated basis, that have been entered into since January, 2002.

INTERESTS OF EXPERTS
Our auditors are PricewaterhouseCoopers LLP, Chartered Accountants (“PWC”). PWC provided an opinion on our financial statements for the years ended December 31, 2004, 2003 and 2002 contained in filings pursuant to National Instrument 51 — 102 during the year ended December 31, 2004. To our knowledge, the direct and indirect interests of PWC and its partners do not exceed one percent in any securities of Fairfax or its affiliates.

ADDITIONAL INFORMATION
Additional information about our company may be found on SEDAR at www.sedar.com. Upon request to our Corporate Secretary at Suite 800, 95 Wellington Street West, Toronto, Ontario, M5J 2N7, we will provide the following information when our securities are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of our securities: (i) one copy of our Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference therein; (ii) one copy of our comparative financial statements for our most recently completed financial year for which financial statements have been filed together with the accompanying report of the auditors and one copy of our most recent interim financial statements that have been filed, if any, for any period after the end of the most recently completed financial year; (iii) one copy of our management proxy circular in respect of the most recent annual meeting of shareholders; and (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus that are not required to be provided under (i) to (iii) above; or (b) at any other time, one copy of any of the documents referred to in (i), (ii) and (iii) above, provided that we may require the payment of a reasonable charge if the request is made by a person or company who is not a Fairfax security holder.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities and options to purchase securities is contained in our Management Proxy Circular dated March 4, 2005. Additional financial information is provided in our consolidated comparative financial statements and accompanying management’s discussion and analysis for the fiscal year ended December 31, 2004, which form part of our 2004 Annual Report.